Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Organogenesis Holdings Inc. of our report dated November 7, 2017 relating to the financial statements of NuTech Medical Target Business appearing in the Current Report on Form 8-K of Organogenesis Holdings Inc. dated December 11, 2018.

/s/ RSM US LLP

Boston, Massachusetts

February 11, 2019